EXHIBIT 10.36


                                September 1, 1995


Dr. Kenneth H. Harper
Brookside, Roman Road
Ingatestone
Essex CMR 9PE
England

Dear Ken:

          As you are aware, the initial term (the "Initial Employment Term") of your Employment Agreement dated September 7, 1990 (the "Employment Agreement") with Applied Bioscience International Inc. ("APBI") is due to expire on September 6, 1995. Originally, it was contemplated that subsequent to September 6, 1995 your responsibilities and overall time commitment to APBI would be greatly reduced as reflected in that certain letter agreement dated April 30, 1993 (the "Extension Letter"). However, in light of your recent reelection to the position of chief executive officer of APBI and the extraordinary time commitment you are making to APBI, APBI would like to extend the Initial Employment Term of your Employment Agreement through September 6, 1996 and otherwise amend your Employment Agreement and the prior Extension Letter, as provided herein.

1.        Terms of Continuing Employment

          Set forth below are the terms and conditions upon which we agree to vary our respective rights, obligations and duties under the Employment Agreement and the original Extension Letter and to continue and extend the period of your employment with APBI.

                    A. Term, Employment and Duties.

                       (i) The Initial Employment Term of your Employment Agreement shall be extended through September 6, 1996 with such date being referred to as the "Expiration Date" both for purposes of this letter and the Extension Letter. Your employment will be reviewed annually and upon the expiration of the Initial Employment Term (or any renewal period) your employment, as APBI's chief executive officer, may be extended for successive twelve-month terms upon written approval of you and APBI. In the event your employment is not extended as provided above, then the terms and provisions of the Extension Letter will immediately become applicable with your continuing employment with APBI during the Extension Period (as defined in

Dr. Kenneth H. Harper
September 1, 1995
Page 2


                              the Extension Letter) being governed by the terms set forth therein.


                        (ii) During the remainder of the Initial Employment Term you shall continue to render your full-time executive services to APBI as the Chairman of the Board, Chief Executive Officer and President of APBI, subject to the direction of the Board of Directors of APBI. Your services will be performed at your discretion at any of APBI's offices, at the offices of APBI Investor Relations, Inc. located at 214 Carnegie Center, Suite 201, Princeton, New Jersey 08540, from your residence in Essex, England (or such other residence as you may subsequently establish) or such other location as you and APBI may mutually agree upon. Also, consistent with the terms of your Employment Agreement you will not be obligated to relocate your current personal residence in connection with the performance of your duties hereunder.

                    B. Compensation.

                              Your annual salary
                              will be $250,000 effective as of February 12, 1995. During the remainder of the Initial Employment Term, your salary will be subject to review and possible upward adjustment by APBI's Employee Stock Plans and Compensation Committee ("Compensation Committee") in accordance with
                              Section 3.1 of your Employment Agreement.
                              Effective as of February 12, 1995, the Company shall no longer continue its prior practice of crediting any amounts paid to you in a particular year from APBI's United Kingdom contributory defined benefit pension plan toward the amount of salary you would otherwise be entitled to receive hereunder. In addition to the salary and other benefits to be paid or made available to you, during the Initial Employment Term you shall be eligible to participate in APBI's
                              Economic Value Added incentive compensation plan
                              (  the "EVA   Plan") or    any     successor
                              plan.  For    fiscal   year   1995     and all
                              additional periods of your employment during the Initial Employment Term (and any renewal periods) your target incentive shall be set by the Board or the Compensation Committee.


                    (ii)      Your salary during the
                              Extension Period and the Company's policy with respect to expense reimbursement during such period shall continue to be governed by the terms of the Extension Letter.

Dr. Kenneth H. Harper
September 1, 1995
Page 3



                    C.        Relocation on Expenses

          At such time as you desire to relocate all of your possessions, household effects and similar items to the United Kingdom, all moving and related expenses, including travel expenses of you and your spouse, shall be borne by APBI.

                    D.        Effect

          Except as otherwise amended,Ivaried or supplemented hereby (whether expressly or by implication), the terms of the Employment Agreement and the Extension Letter shall continue to govern the terms of your employment with APBI. For the avoidance of doubt, you acknowledge that, notwithstanding any contrary provisions of the Employment Agreement, your sole claims to compensation and your duties and responsibilities after the Expiration Date shall be as set forth in the Extension Letter, provided, however, that the provisions of Sections 5.1, 5.2, 5.5 and 5.12 of the Employment Agreement shall remain in full force and effect during the Extension Period. The provisions included herein shall in no way limit any rights that you may have under the Employment Agreement during the Initial Employment Term or under that certain severance agreement dated December 1, 1987, as amended (the "Severance Agreement"), provided, however, that subsequent to September 6, 1995, you shall be ineligible to receive benefits under the Severance Agreement for any event occurring after September 6, 1995.

2.        Governing Law

          Any dispute arising hereunder or regarding interpretation of any provision hereof shall be governed by the laws of the State of New Jersey.


3.        Notice

          Any notice given to either party hereunder shall be given in writing delivered in person or by registered mail addressed to the Board of Directors of APBI at the then principal office of APBI or to you at the address above stated, as the case may be. If the foregoing reflects our understanding of the agreed terms of amendment and extension of your employment with APBI, please indicate

Dr. Kenneth H. Harper
September 1, 1995
Page 4



your acceptance of such terms by endorsing and returning to me the enclosed copy of this letter.


                                    Very truly yours,

                                    APPLIED BIOSCIENCE INTERNATIONAL INC.


                                    By: /s/ Stephen L. Waechter

                                     Name: Stephen L. Waechter
                                     Title:   Senior Vice President and Chief
                                               Financial Officer

ACCEPTED AND AGREED:

/s/ Kenneth H. Harper
---------------------
Kenneth H. Harper

Dated: September 14, 1995